Exhibit 99.1

Amplify Energy Announces Strategic Update and CEO Transition

HOUSTON, July 22, 2025 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) today announced an update on strategic initiatives and changes to the executive leadership team.

Strategic Initiatives

Amplify is committed to simplifying its portfolio, focusing capital and management resources on the most attractive investment opportunities, and creating value for shareholders. Amplify intends to become more oil-weighted, reduce debt, lower operating costs, and streamline the organization.

To accomplish the goals above, Amplify is undertaking several initiatives. First, Amplify recently engaged TenOaks Energy Advisors to explore market interest for the complete divestiture of Amplify’s assets in East Texas and Oklahoma. TenOaks has initiated outreach to potential buyers to gauge interest in the assets. Amplify believes running a broad-based competitive process will provide the highest likelihood of success. Monetizing these assets would allow Amplify to reduce debt, to meaningfully lower G&A, and to focus on our Beta and Bairoil operations.

With respect to Beta, Amplify continues to invest in its 2025 development program. We are currently drilling the C-08 well off of the Eureka platform and we expect to start production in August. The potential monetization of assets would allow for further acceleration of the Beta development program in the future. At Bairoil, we are currently pursuing meaningful cost saving opportunities and optimization projects.

Chris Hamm, Chairman of the Board, stated, “Amplify is pursuing multiple paths to enhance shareholder value. We are taking steps to not only simplify the portfolio, but also the organization. By focusing on our low decline, oil-weighted assets with significant drilling and optimization upside, we believe we can generate outstanding returns for our investors.”

CEO Transition

Effective July 22, 2025, Martyn Willsher has stepped down from his role as President and Chief Executive Officer. The Company's Board of Directors has promoted Dan Furbee, the Company's Senior Vice President and COO, to Chief Executive Officer, and has also promoted Jim Frew, the Company’s CFO to President and CFO. In addition to serving as CEO, Mr. Furbee will also join the Amplify Board of Directors.

Mr. Hamm stated, “On behalf of the Board, I would like to thank Martyn for his dedicated service, commitment and leadership successfully guiding the Company through numerous challenges over the past five years. During Martyn’s tenure as CEO, Amplify has dramatically improved its balance sheet while initiating a highly encouraging drilling program at Beta. We are extremely grateful to Martyn for all that he has done for the Company.”

Mr. Hamm continued, “I would also like to congratulate Dan and Jim on their new roles. The Board strongly believes that this team can effectively implement the more focused strategic plan that the Company is adopting.”

Mr. Furbee, Amplify’s Chief Executive Officer, stated, “I am honored to take on the role as CEO at Amplify and I am excited to work with the Board, my colleagues and our various partners to deliver best-in-class returns to our shareholders. By simplifying the portfolio and focusing the Company on our Beta and Bairoil assets, I believe we can create a tremendous amount of value for all stakeholders.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), and East Texas / North Louisiana. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements address activities, events or developments that we expect or anticipate will or may occur in the future. These statements include, but are not limited to, statements about the anticipated divestiture of Amplify’s assets in East Texas and Oklahoma, the impact of these potential sales of assets on the Company’s business and future financial and operating results, the expected use of proceeds of these potential sales of assets, and the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ability to complete these potential sales of assets on favorable terms, or at all; the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing, and potential changes in these regulations. Please read the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

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